Exhibit 99.1
NEWS RELEASE

Vanguard Natural Resources, LLC Announces
Closing of Properties in North Louisiana and East Texas

Houston – September 2, 2014 - (Business Wire) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced that on August 29, 2014 it consummated the previously announced acquisition of natural gas, oil and natural gas liquids assets in North Louisiana and East Texas for an adjusted purchase price of $274.7 million, subject to customary final post-closing adjustments. The effective date of the acquisition is June 1, 2014.

Significant benefits expected from the acquisition:

•	Immediately accretive to distributable cash flow at closing;

•	Estimated reserve life of over 23 years based on internally estimated proved reserves of approximately 150 Bcfe;

•	Working interest in more than 290 producing wells and 78 proved undeveloped vertical drilling locations;

•	Proved developed production average decline rate of approximately 10%;

•	LOE costs forecasted to average approximately $1.00 per Mcfe over the next 3 years and production taxes forecasted at 7.75% of revenue;

•	Forecasted natural gas realization of 115% of NYMEX Henry Hub, oil differential of $(2.50) per Bbl off of WTI and an average NGL realization of 55% of WTI.

The Company funded this acquisition with borrowings under its existing reserve-based credit facility and proceeds from sales of common and preferred units under its ATM program. As of August 31, 2014 and pro forma for the financing for this acquisition, the Company has borrowings under its reserved based credit facility of $950 million which leaves approximately $575 million of undrawn capacity before consideration of the expected borrowing base increase related to this acquisition.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. The Company's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Southwestern Wyoming, the Permian Basin in West Texas and New Mexico, the Ark-LA-Tex Area in Northern Louisiana and East Texas, the Big Horn Basin in Wyoming and Montana, the Arkoma Basin in Arkansas and Oklahoma, the Piceance Basin in Colorado, the Powder River and Wind River Basin in Wyoming, the Williston Basin in North Dakota and Montana, Mississippi and South Texas. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

CONTACT: Vanguard Natural Resources, LLC
Director, Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com